Issuer Free Writing Prospectus Dated June 7, 2007
(Supplementing Preliminary Prospectus Dated May 18, 2007)
Filed Pursuant to Rule 433
Registration Statement No. 333-142004

5,000,000 Shares

Einstein Noah Restaurant Group, Inc.

COMMON STOCK

Statement Regarding Free Writing Prospectus
     The following summarizes certain disclosures that update the disclosures in the preliminary prospectus dated May 18, 2007.
Issuer: Einstein Noah Restaurant Group, Inc.
Symbol: BAGL
Size: $90.0 million
Shares offered by the Issuer: 5,000,000 Shares
Over-allotment Option: 750,000 Shares
Price to public: $18 per Share
Trade date: June 7, 2007
Closing date: June 13, 2007
CUSIP: 28257U104
Underwriters:
Morgan Stanley & Co. Incorporated
Cowen and Company, LLC
Piper Jaffray & Co.
The issuer’s controlling shareholder, Greenlight Capital, L.L.C. and/or its affiliates, intend to purchase 750,000 shares in the offering.
* * *
     The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You can access the preliminary prospectus directly by clicking on http://www.sec.gov/Archives/edgar/data/949373/000095013407011913/d45255a1sv1za.htm.
     Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from:

Morgan Stanley & Co. Incorporated Prospectus Department 180 Varick Street 2/F New York, NY 10014 Telephone: 1-866-718-1649 Email: prospectus@morganstanley.com	Cowen and Company, LLC c/o ADP, Prospectus Department 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 631-254-7106
Piper Jaffray & Co.
Prospectus Department
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
Telephone: 1-877-371-5212